As filed with the Securities and Exchange Commission on June 2, 2004

                                                    Registration No.  333-112679
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        COMPOSITE TECHONOLOGY CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Nevada                                 59-2025386
  ------------------------------         ---------------------------------
 (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  incorporation or organization)

      2026 McGaw Avenue, Irvine, California              92614
     --------------------------------------             --------
    (Address of principal executive offices)           (Zip Code)


                   2002 Non-Qualified Stock Compensation Plan
                   ------------------------------------------
                            (Full title of the plan)

                                 Benton Wilcoxon
                                2026 McGaw Avenue
                            Irvine, California 92614
                                 (949) 428-8500

                                   copies to:

                                 Nimish P. Patel
                               Richardson & Patel
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024
                                 (310) 208-1182
               ---------------------------------------------------
              (Name and address and telephone of agent for service)


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

                                EXPLANATORY NOTE

     Composite Technology filed the underlying registration statement on Form S-8 on February 10, 2004, registering 1,504,780 shares of common stock issued pursuant to our 2002 Non-Qualified Stock Compensation Plan (the "Resale Shares"), and 3,495,220 unissued shares of common stock available for issuance pursuant to the 2002 Non-Qualified Stock Compensation Plan (the "Unissued Shares"), representing an aggregate of 5,000,000 shares of our common stock.

     We are hereby deregistering the 1,504,780 Resale Shares and deleting the Reoffer Prospectus relating to the Resale Shares from the registration statement and prospectus, including the first paragraph of Item 7 of Part II. The registration statement and prospectus shall remain unchanged in all other respects, and the Unissued Shares shall remain registered in accordance with the Securities Act of 1933, as amended.

     The Resale Shares will not be registered on any other form. Although we believe that the issuance of the Resale Shares may have been exempt under state and federal securities regulations, it may be determined that such issuances were not exempt from registration or qualification under federal and state securities laws, and we did not obtain the required registrations or qualifications. As a result, we may be subject to contingent liabilities from these investors, as well as subsequent purchasers of the shares directly and indirectly issued. These liabilities may include an obligation to make a rescission offer to the holders of these shares and options. If rescission is required and accepted, we could be required to make payments to the holders of these shares and options. In addition, federal securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered as required. If rescission is required, and any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws. For additional disclosure, please refer to our disclosure titled "Equity Compensation Plan Information-Stock Compensation Issuances" and risk factor disclosure related thereto in our registration statement on Form SB-2 (SEC File No. 333-112798).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 1, 2004.

                                   COMPOSITE TECHNOLOGY CORPORATION

                                   By: /s/ Benton H Wilcoxon
                                      ------------------------------------------
                                      Benton H Wilcoxon, Chief Executive Officer

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

     In accordance with the requirements of the Securities Act of 1933, this registration statement was been signed by the following persons in the capacities and on the dates stated:

       Name                           Title                           Date

/s/ Benton H Wilcoxon    Chief Executive Officer, Chairman of the  June 1, 2004
----------------------   Board of Directors, Secretary, Chief
Benton H Wilcoxon        Accounting Officer and Acting Chief
                         Financial Officer

/s/ C. William Arrington President and Director                    June 1, 2004
----------------------
C. William Arrington


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